Exhibit 10.1

             PLAN FOR ASSUMPTION OF INTERNATIONAL HOME FOODS OPTIONS

Notice to Optionee:

     You are the holder of options which were previously exercisable for shares of International Home Foods, Inc. common stock. Options representing one-half of the economic value of your options were canceled and cashed out by ConAgra in connection with its acquisition of International Home Foods on August 24, 2000. ConAgra assumed your options that were not canceled and cashed out. Those options are now exercisable for shares of ConAgra common stock.

     Each option to purchase shares of International Home Foods common stock assumed by ConAgra has been adjusted so that the holder is entitled to purchase:

         (a) a number of shares of ConAgra common stock equal to 1.09384 multiplied by the number of shares of International Home Foods common stock which were previously subject to the option and not cashed out;

         (b) at an exercise price determined by dividing the exercise price of your options prior to the merger by 1.09384.

     For example, an International Home Foods stock option to purchase 50 shares, which is assumed by ConAgra and not canceled and cashed out, at an option price of $12.00 per share, would be converted to 54 shares at an option price of $10.97 per share. The ConAgra common stock you will receive upon exercise of options will be delivered in whole shares. You will receive cash in lieu of a fractional share of ConAgra common stock that you would otherwise receive upon the exercise of options based on the closing price of the ConAgra common stock on the trading day immediately prior to the day you exercise your options.

     All of your International Home Foods options assumed by ConAgra are now fully vested and exercisable, notwithstanding any prior vesting schedule. The expiration date(s) and other terms of your option(s) which were assumed by ConAgra remain unchanged. For tax purposes, the status of your option(s) has not changed.